Exhibit 10.1

DIRECTOR SERVICES AGREEMENT

DIRECTOR SERVICES AGREEMENT (this “Agreement”) is dated as of September 28,, 2022, by and between NEXTPLAT CORP, a Nevada corporation (the “Company”), and M. Cristina Fernandez (referred to herein as “you” or “your”).

WHEREAS, the Company desires to attract and retain a director who will consent to serve as a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company believes that you possess valuable qualifications and abilities to serve on the Company’s Board and its committees and desires to nominate you to serve as a director.

NOW, THEREFORE, the parties agree as follows:

1. Term. You consent to serve as a director of the Company beginning on October 1, 2022 (the “Effective Date”), for an initial term of two years if elected or appointed and, upon re- appointment or election to the Board of the Company, to serve as a member of the Board of the Company.

2. Services. You shall render services as a member of the Board and such committees of the Board as the Board may designate, subject to your agreement to serve on such committees (hereinafter, your “Duties”). You acknowledge that this is not an employment agreement and shall not be construed or interpreted to create any right for you to be employed by the Company. During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committees of which you may become a member (if any) as regularly or specially called. You may attend and participate at each such meeting, via teleconference or in person. You shall consult with the other members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence. To the extent that you serve on the Audit Committee, you represent that you possess the necessary skills and experience for purposes of such position, and agree to provide the Board with information necessary to determine if you qualify as an Audit Committee financial expert.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation.

(a) Annual Director Fee. Commencing on the Effective Date, and upon each anniversary thereof that you remain a director, you shall receive annual cash compensation of $30,000, inclusive of stipends for committee leadership and/or assignments (the “Annual Director Fee”) for each calendar year of service under this Agreement on a pro-rated basis which shall be paid on a quarterly basis in arrears. Notwithstanding the foregoing to the contrary, all compensation is subject to approval and/or change as deemed appropriate by the Board.

(b) Bonuses. In addition to the Annual Director Fee set forth in Section 4(a), you shall be entitled to receive bonus(es) as determined by the Board and its Compensation Committee and to participate in any other compensation plans adopted by the Board for which you are eligible.

(c) Equity Awards. You shall be eligible for such grants of awards under stock option or other equity incentive programs of the Company’s including, but not limited to, plans adopted by the Board and approved by the Company’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Company’s stockholders) (the “Plan”) as the Compensation Committee of the Company may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

(d) Expenses. The Company shall pay or reimburse you for all reasonable, pre- approved out-of-pocket expenses actually incurred or paid by you in the course of your service, including travel expenses for in-person meetings) consistent with the Company’s policy for reimbursement of expenses which may be modified from time to time without notice.

4. Meeting Fees.

(a) Board Meetings. The Company shall pay you a meeting fee of $3,000 for each meeting of the Board you attend.

(b) Committee Meeting Fees. The Company shall pay you a meeting fee of $500 for each committee meeting you attend that is on a separate date than a Board meeting. To the extent that a committee meeting and a Board meeting fall on the same day, you shall only receive a single fee in the amount set forth above in Section 4(a) above for such meetings.

(c) Payment of Meeting Fees. All meeting fees shall be paid in cash on a quarterly basis in arrears.

5. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

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6. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

(a) Definition. For purposes of this Agreement, the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; and (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel. Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

(b) Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented; and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

(c) Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises or retain following the termination of this Agreement or your service to the Company any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 7 herein).

(d) Confidentiality. You agree that you will at all times hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary to perform your duties to the Company as a member of the Board. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary to perform your duties to the Company as a member of the Board. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

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(e) Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties in your capacity as a director (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

(f) Survival. You agree that the provisions of this Section 6 shall survive and remain in full force and effect upon and following any termination or purported termination of this Agreement or from and after the time you cease performing services to the Company.

7. Resignation. You may voluntarily terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the voluntary Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

8. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Florida.

9. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature. Delivery of such counterparts by facsimile or email/.pdf transmission shall constitute validity delivery thereof.

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10. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence, fraud or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgement or settlement that you are not entitled to be indemnified by the Company.

11. Insurance. The Company maintains a policy of directors’ and officers’ insurance coverage with a liability limit of at least $2,000,000 (“D&O Insurance”). In the event any notice of termination or significant change in coverage or terms of D&O Insurance are received by the Company, prompt written notice shall be provided to you for so long as you serve as a director of the Company and during any subsequent period during which you may be entitled to the benefit of such D&O insurance.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

NEXTPLAT CORP:

By:	/s/ Charles M. Fernandez
Name:	Charles M. Fernandez
Title:	Executive Chairman and Chief Executive Officer

Nominee

By:	/s/ Cristina Fernandez
Name:	Cristina Fernandez